Exhibit 99.1



For Release April 3, 2000                     Contacts:   Leanna Martinelli
                                                          412-471-0840

                                                          Michael Kirk
                                                          412-227-1945


  PITTSBURGH HOME FINANCIAL CORP. CHANGES NAME TO PITTSBURGH FINANCIAL CORP.


(PITTSBURGH, April 3, 2000)-Pittsburgh Home Financial Corp. has officially changed its name to PITTSBURGH FINANCIAL CORP., effective April 3, 2000. There are no changes in management, and the company will continue to trade on the NASDAQ under "PHFC."

Pittsburgh Financial Corp. is the holding company for BankPittsburgh, formerly Pittsburgh Home Savings Bank. The bank, a wholly owned subsidiary of Pittsburgh Financial Corp., changed its name to BankPittsburgh effective April 3, 2000. There are no changes in management or employees of the bank.

"We're going to be the SAME bank and the SAME holding company with the SAME forward-thinking management," said J. Ardie "Butch" Dillen, chairman, president and chief executive officer of Pittsburgh Financial Corp. and BankPittsburgh. "We believe the names 'BankPittsburgh' and 'Pittsburgh Financial Corp.' -without the word "home"- more accurately project our strategic direction to continue to expand our strong retail base while growing within the commercial arena as well."

Pittsburgh Financial Corp. is a unitary bank holding company which owns all of the outstanding stock of BankPittsburgh. BankPittsburgh was founded in 1942 and conducts business from its main office in Pittsburgh and eight branch offices throughout Allegheny and Butler Counties. At December 31, 1999, the holding company had total assets of $432.2 million, total deposits of $172.8 million and stockholders' equity of $21.1 million.

















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